EXHIBIT 10.2

November 1, 2012

EGPI Firecreek Inc.

Mr. Dennis Alexander, President, Chairman & CEO 6564 Smoke Tree Lane

Scottsdale, Arizona, 85253

Re: Advisory Agreement

Dear Mr. Alexander:

This Consulting Agreement ("Agreement") will certify that EGPI Firecreek inc. (hereinafter referred to as "the Client") has agreed to engage Steven Antebi ("SSA") on a non-exclusive basis to perform services related to financial consulting and public relations matters pursuant to the terms and conditions set forth herein.

Services. SSA shall act as advisor to the Client and perform, as requested by the Client, the following Services:

Advise the client on possible equity and/or debt financings.

Advise the client on mergers and acquisitions.

Advise the client on setting up a Board of Directors.

Advise Lhe client on setting up nominating g, audit, compensation and governance committees.

Advise the client on strategic relationship s.

Advise the client in investor relations.

Advise the client in areas of public relations.

Advise the client in all areas involving other business combinations.

i. Agree to act as interim CFO, subject to review of D & 0 Liability Insurance Policy.

J. Agree to act as a director, subject to review of D & 0 Liability Insurance Policy and review of other Directors joining the Board of Directors.

 Performance of Services. SSA shall be obligated to provide the Services as and when requested by Client and shall not be authorized or obligated to perform any Services on SSA's own initiative. The Services shall be performed reasonably promptly after Client's request, consistent with SSA 's availability. It is understood that the Services to be provided hereunder are not exclusive to the Client and SSA has other business obligations, including acting as consultant for other companies, provided however that SSA shall not provide services to any potential or actual competitor of the Client during the Term of thi s agreement.

Relationship of the Parties. SSA shall be, and at all times during the Term of the Agreement shall remain, an independent contractor. As such, SSA shall determine the means and methods of performing the Service!; hereunder and shall render the Services at such places it determines. The Client shall pay all reasonable costs and expenses incurred by SSA in the performance of its duties hereunder, provided however such costs and expenses shall not exceed $250.00 wilhout Client's prior written approval.

Assurances. Client acknowledges edges that all opinions and advices (written or oral) given by SSA to the Client in connection with this Agreement are intended solely for the benefit and use of Client, and Client agrees that no person or entity other than Client shall be entitled to make use of or rely upon the advice of SSA to be given hereunder. Furthermore, no such opinion or advice given by SSA shall by used at any time, in any manner or for any purpose, and shall not be reproduced, disseminated , quoted or referred to at any time, in any manner or for any purpose, except as may be contemplated herein. Client shall not make any public references to SSA without Sierra's prior written consent or as required by applicable law.

Compensation. As compensation for the Services to be performed by SSA hereunder, SSA shall receive the following:

A retainer in the form of 2,000,000,000 shares of common stock that shall contain piggyback registration rights. Shall be granted to SSA. Shares shall be granted following the execution of this agreement. Those shares shall be issued and vest to SSA upon the execution of this agreement. These shares shall have no anti dilution rights and shall be subject to any forward or reverse splits.

It is understood by the Client and SSA that shares cannot be delivered until a reverse split is effective or additional shares are authorized. Neverththeless those share will be deemed to be earned upon the execution of this agreement.

Additional Services. Should Client desire SSA to perform additional services not outlined herein, Client may make such request to SSA in writing. SSA may agree to perform those services at its sole discretion; however, any additional services performed by SSA may require an additional compensation schedule to be mutually agreed upon prior to rendering such services.

Approval of Client Information. Client will be required to approve all stockholder communications,

press release and other materials prepared and disseminated on its behalf by SSA.

Term. This Agreement shall remain in effect until November l , 2013 unless otherwise mutually agreed upon by Client and SSA.

Due Diligence/Disclosure

Client recognizes and confirms that, in advising Client and in fulfilling its retention hereunder, SSA will use and rely upon data, material and other information on furnished to it by Client. Client acknowledges and agrees that in performing its Services under this Agreement, SSA may rely upon the data, material and other information supplied by Client without independently verifying the accuracy, completeness or veracity.

Except as contemplated by the terms hereof or as required by applicable law, SSA shall keep confidential, indefinitely, all non-public information provided to it by Client, and shall not disclose such information to any third party without Client's prior written consent, other than such of its employees and advisors as SSA reasonably determines to have a need to know.

Indemnification.

Client shall indemnify and hold SSA harmless against any and all liabilities, claims, lawsuits,

  including any and all awards and/or judgments to which it may become subject under the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits, (including awards and/or judgments) arise out of or are in connection with the Services rendered by SSA in connection with this Agreement , except for any liabilities, claims, and lawsuits (including awards, judgments and related costs and expenses), arising out of acts or omissions of SSA. In addition, the Client shall indemnify and hold SSA harmless against any and all reasonable costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. If it is judicially determined that Client will not be responsible for any liabilities, claims and lawsuits or expenses related thereto, the indemnified party, by his or its acceptance of such amounts, agrees to repay Client all amounts previously paid by Client to the indemnified person and will pay all costs of collection thereof, including but not limited to reasonable attorney's fees related thereto. SSA shall give Client prompt notice of any such liability, claim or lawsuit, which SSA contends is the subject matter of Client's indemnification and SSA thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

SSA shall indemnify and hold Client and its director, officers, employees and agents harmless against any and all liabilities, claims and lawsuit; including and all award and/or judgments to whid1 it may become subject under the Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out uf ur are based upon SSA's gross negligence or willful misconduct, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by SSA not misleading, which statement or omission was made in reliance upon information furnished in writing to Client by or on behalf of SSA for inclusion in any registration statement or prospectus or any amendment or supplement thereto in connection with any transaction to which this Agreement applies. In addition, SSA shall also indemnify and hold Client harmless against any and all costs and expenses, including reasonable attorney fees, incurred or relating tu the foregoing. Client shall give SSA prompt notice of any such liability, claim or lawsuit which Client contends is the subject matter of SSA's indemnification and SSA thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

The indemnification provisions contained in this Section 10 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

General Provisions.

Entire Agreement. This Agreement between Client and SSA constitutes the entire agreement between and understandings of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

Notice. Any notice or communication permitted or required hereunder shall be in writing and deemed sufficiently given if hand-delivered (I) five (5) calendar days after being sent postage prepaid by registered mail, return receipt requested; or (ii) one (1) business day after being sent via facsimile with confirmatory notice by U.S. mail, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.

Binding Nature. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. All materials generated pursuant to Section 1 or otherwise produced by SSA for and on behalf of Client during the Term of this Agreement shall be the sole and exclusive property of Client.

Counterparts. This Agreement may be executed by any number of counterparts , each of which together shall constitute the same original document.

Amendments. No provisions of the Agreement may be amended, modified or waived, except in writing signed by all parties hereto.

Assignment. This Agreement cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate the Agreement.

g. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to its conflict of law principles. The parties hereby agree that my dispute(s) or claim(s) with respect to this Agreement of the performance of any obligations thereunder, shall be settled by arbitration and commenced and adjudicated under the rules of the American Arbitration Association. The arbitration shall take place in l .os Angeles, California if commenced by either party. The arbitration shall be conducted before a panel of three (3) arbitrators, one appointed by each of the parties and the third selected by the two appointed arbitrators. The arbitrators in any arbitration proceeding to enforce this Agreement shall allocate the reasonable attorney’s fees, among one or both parties in such proportion as the arbitrator s shall determine represents each party's liability hereunder. The decision of the arbitrator shall be final and binding and may be entered into any court having proper jurisdiction to obtain a judgment for the prevailing party. In any proceeding to enforce an arbitration award, the prevailing party in such proceeding shall have the right to collect from the non-prevailing party, its reasonable fees and expenses incurred in enforcing the arbitration award (including, without limitation, reasonable attorney's fees).

If you are in agreement with the foregoing, please execute two copies of this Agreement in the space provided below and return them to the undersigned.

ACCEPTED AN D AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN

Very truly yours,

By://s/Steven Antebi

Steven Antebi

EGPI Firecreek, Inc.

By:/s/Dennis R Alexander

Dennis Alexander,

CEO, President & Chairman of the Board.